Exhibit 5.1

Hunton Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax HuntonAK.com

November 4, 2019

Altus Midstream Company

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4440

Re:	Altus Midstream Company Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Altus Midstream Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance by the Company of up to 11,239,395 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), to be issued pursuant to the Altus Midstream Company 2019 Omnibus Compensation Plan (the “2019 Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s By Laws, in each case, and such other documents, certificates and records, including the 2019 Plan, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, facsimile, electronic or otherwise reproduced copies and (e) the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Company and (ii) statements and certifications of public officials and others.

We have also assumed that (a) all Shares to be issued pursuant to the 2019 Plan have been or will be issued in accordance with the terms of the 2019 Plan and any agreements thereunder governing the issuance of such Shares and (b) all such Shares have been or will be duly registered by the registrar for the Common Stock in the stock register maintained by such registrar.

Our opinions expressed herein are limited to the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

When the Shares are issued and delivered pursuant to the 2019 Plan, such Shares will be validly issued, fully paid and nonassessable.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Hunton Andrews Kurth LLP